COMMON STOCK PURCHASE AGREEMENT

Private and Confidential

THIS COMMON STOCK PURCHASE AGREEMENT, (the "Agreement") made this 12th day of September, 2007 (the "Effective Date"), by and among Belmont Partners, LLC, a Virginia limited liability company, with a principal address of 360 Main Street, Washington, VA 22747 ("Buyer"), and Comprehensive Healthcare Solutions, Inc., (the "Company") (Company and Buyer each a "Party" and collectively the "Parties").

WITNESSETH:

WHEREAS, the Company currently has fifty million (50,000,000) authorized shares, with a par value of $.10, of which approximately Seventeen Million Five Hundred and Seventy-Seven Thousand One Hundred and Nine (17,577,109) common shares are issued and outstanding and no preferred shares are issued and outstanding; and

WHEREAS, Buyer wishes to purchase a control block consisting of eighteen million (18,000,000) shares representing approximately fifty one percent (51%) of the issued and outstanding stock (the "Stock) from Company;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and subject to the terms and conditions hereof, the Buyer and Company agree as follows:

1.

Agreement to Purchase and Sell. Company will sell to Buyer and Buyer agrees to purchase the Stock from Company for one hundred and fifty thousand U.S. dollars ($150,000.00) (the "Purchase Price"), on or before 5:00 PM EST September 12,2007 (the "Closing"), payable according to the terms and conditions set forth in Section 3 herein. The parties agree that a condition precedent to Closing is Company's obtaining a release of: all debts owing to John Treglia, his heirs and assigns, including but not limited to the debt for one hundred forty five thousand nine hundred thirty five dollars ($145,935), reported as "Due to related party on the Company's Form 10QSB for the quarter ending May 31, 2007", as well as a release of the debt for ten thousand dollars ($10,000.00) reported as "Loan Payable" on the Company's Form 10QSB for the quarter ending May 31, 2007 and a debt of approximately forty nine thousand dollars ($49,000.00) owed to American Express (the "Release"). All other obligations set forth on Exhibit A will remain the sole responsibility of the Company.

2.

Closing. On or before the Closing the Parties shall perform:

a) Buyer and Company shall exchange fully executed copies of this Agreement.

b)Company shall cause the board of directors of the Company to execute a resolution approving the terms of this Agreement and whereby all current Director's resign and Buyer is appointed as a Director of the Company (the "Appointment");

c) Company shall deliver to the Buyer:

(i) stock certificate(s) evidencing the Stock; (the "Certificates")

(ii) the Appointment;

(iii) true and correct copies of all of the Company's business, financial and corporate records including but not limited to: correspondence files, bank statements, checkbooks, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts (collectively the "Records")

d) The Buyer shall wire $60,000 to Anslow & Jaclin, LLP on behalf of the             Company.

e) The Company shall enter into a consulting agreement with John Treglia to resolve any debts owed by the Comprehensive Healthcare Solutions. Pursuant to such  agreement, which shall be executed at closing, Mr. Treglia shall receive ten (10%) percent of any reductions in the amounts owed by the debtors wherein such reductions are negotiated by Mr. Treglia.

(f) Prior to Closing, the Company will use any funds currently in its bank accounts to pay some of the existing liabilities so that at Closing the Company will have no funds and will close its checking account.

3)       Payment Terms. As set forth above, at Closing, Buyer shall pay sixty thousand U.S.

dollars ($60,000.00) to the Company by payment to Anslow & Jaclin, LLP which may be immediately released to John Treglia pursuant to the Release. The balance of ninety thousand U.S. Dollars (the "Balance") shall be transferred to Anslow & Jaclin, LLP to be used in accordance with instructions from John Treglia in the following manner:

a) $30,000 on or before the 30 day anniversary of the Closing;

b) $30,000 on or before the 60 day anniversary of the Closing;

c) $30,000 on or before the 90 day anniversary of the Closing;

4. Representations and Warranties of Company. Company hereby represents and warrants to Buyer that the statements in the following paragraphs of this Section 4 are all true and complete as of the date hereof:

a.  Stock. The Stock transferred hereunder shall be new issue common stock of the Company, and shall represent at least 50.01% control in the Company. Company is the record and beneficial owner and has sole managerial and diapositive authority with respect to the Stock and has not granted any person a proxy that has not expired or been validly withdrawn. The sale and delivery of the Stock to Buyer pursuant to this Agreement will vest in Buyer the legal and valid title to the Stock, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever ("Encumbrances") (other than Encumbrances created by Buyer and restrictions on resale’s of the Stock under applicable securities laws).

b. Liabilities of the Company. Company makes no representation as to the existence or non-existence of liabilities of the Company except as explicitly stated in this Agreement and Exhibit A attached hereto. Buyer is solely responsible for conducting his own due diligence with respect to the Company and its liabilities and for gathering enough information upon which to base an investment decision in the Stock. Buyer acknowledges that:

i. Company has made no representations with respect to the

Company or its status except as explicitly stated in this Agreement;

and

ii. the Company is being taken "as is"

c) Full Power and Authority. Company represents that he has full power and authority to enter into this Agreement.

5   Representations and Warranties of Buyer. Buyer hereby represents and warrants to

Company that the statements in the following paragraphs of this Section 5 are all true and complete as of the date hereof:

 a

Exempt Transaction. Buyer understands that the offering and sale of the

Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Act") and exempt from registration or qualification under any state law.

b.

Full Power and Authority. Buyer represents that he has full power and          authority to enter into this Agreement.

c.

Stock. The Stock to be purchased by Buyer hereunder will be acquired for           investment for Buyer's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof.

d.

Information Concerning the Company. Buyer has conducted his own due diligence with respect to the Company and its liabilities and believes he has enough information upon which to base an investment decision in the Stock. Buyer acknowledges that Company has made no representations with respect to the Company, its status, or the existence or non-existence of liabilities in the Company except as explicitly stated in this Agreement. Buyer is taking the Company "as is" and acknowledges and assumes all liabilities of the Company.

e.

Investment Experience. The Buyer understands that purchase of the Stock involves substantial risk. The Buyer:

i.     has experience as a purchaser in securities of companies in the development stage and acknowledges that he can bear the

economic risk of Buyer's investment in the Stock; and

ii.     has such knowledge and experience in financial, tax, and business matters so as to enable Buyer to evaluate the merits and risks of an investment in the Stock, to protect Buyer's own interests in connection with the investment and to make an informed investment decision with respect thereto.

f.

No Oral Representations. No oral or written representations have been made other than or in addition to those stated in this Agreement. Buyer is not relying on any oral statements made by Company, Company's representatives or affiliates in purchasing the Stock.

g.

Restricted Securities. Buyer understands that the Stock is characterized as "restricted securities" under the Act inasmuch as they were acquired from the

Company in a transaction not involving a public offering.

h.

Opinion Necessary. Buyer acknowledges that if any transfer of the

Stock is proposed to be made in reliance upon an exemption under the Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the Act. Buyer acknowledges that a restrictive legend appears on the Stock and must remain on the Stock until such time as it may be removed under the Act.

i)

Liabilities and 1934 Act Comments. The Buyer acknowledges that it is aware of the Company's liabilities as set forth on Exhibit A attached hereto as well as the SEC comments on the Company's 1934 Act filings as set forth on Schedule 2 attached hereto. At such time, as the 1934 Act Comments are resolved with the SEC, the Company will take all steps necessary to spin off its subsidiary, Comprehensive Alliance Corp. to the current shareholders of the Company on the Closing Date. The parties hereby agree that at such time, although this transaction will have closed, the Seller will receive the spun off shares of Comprehensive Alliance Corp. which are issued by the Stock being sold herein instead of the Buyers.

6. Covenant Not to Sue; Indemnification.

a.

In consideration of this Agreement and the consideration to Company and John Treglia granted herein, Company and John Treglia covenant and agree, for themselves and for their agents, employees, legal representatives, heirs, executors or assigns (the "Covenanters"), to refrain from making, directly or indirectly, any claim or demand, or to commence, facilitate commencement or cause to be prosecuted any action in law or equity against Buyer, its members, officers, directors, agents, employees, attorneys, accountants, consultants subsidiaries, successors, affiliates and assigns (collectively the "Buyer Covenantees"), on account of any damages, real or imagined, known or unknown, which Covenantors ever had, has or which may hereafter arise with respect to any and all disputes, differences, controversies or claims arising out of or relating to this Agreement the Release, and the transactions contemplated hereby, including but not limited to any question regarding the existence, content, validity or termination of this Agreement. The terms and conditions of this Section 6(a) shall be a complete defense to any action or proceeding that may be brought or instituted by Covenantors against the Buyer Covenantees, and shall forever be a complete bar to the commencement or prosecution of any action or proceeding with regard to this Agreement by the Covenantors against the Buyer Covenantees.

Indemnification. Company shall indemnify and hold harmless the Buyer Covenantees from and against any and all losses, damages, expenses and liabilities (collectively "Liabilities") or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof (collectively "Actions") (Liabilities and Actions are herein collectively referred to as

"Losses") arising out of Company's breach of any of Company's representations hereunder. Losses include, but are not limited to all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of Company's breach of any of Company's representations hereunder notwithstanding the absence of a final determination as to a Company's obligation to reimburse any of Buyer Covenantees for such Losses and the possibility that such payments might later be held to have been improper.

John Treglia shall indemnify and hold harmless the Buyer Covenantees and the Company, its heirs and assigns, from and against any and all losses, damages, expenses and liabilities (collectively "Liabilities") or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof arising out of the debt for one hundred forty five thousand nine hundred thirty five dollars ($145,935), reported as "Due to related party on the Company's Form 10QSB for the quarter ending May 31, 2007", the debt for ten thousand dollars ($10,000.00) reported as "Loan Payable" on the Company's Form 10QSB for the quarter ending May 31, 2007, a debt of approximately forty nine thousand dollars ($49,000.00) owed to American Express„ and the Release as outlined in Section 1 of this Agreement.

7.

Governing Law; Jurisdiction. Subject to the terms and conditions of Section 6 herein, any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall he governed by the laws of the Commonwealth of Virginia. Buyer and Company hereby irrevocably and unconditionally submit for themselves and their property, to the nonexclusive jurisdiction of Federal and State courts of the State of Virginia and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such Virginia State, or, to the extent permitted by law, in such Federal court. Each of the parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereatfer have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.

8. Termination. Company may not, except for a material breach or failure of a condition or requirement, terminate this Agreement.

9. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that Company may not assign or transfer any of its rights or obligations under this Agreement.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed copy of this Agreement shall be deemed an original.

11. Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision

12. Costs, Expenses. Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

13. Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the Effective Date of this Agreement, and signed by both the Buyer and Company. No waiver of any breach, term, condition or remedy of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy. All remedies, either under this agreement, by law, or otherwise afforded the Parties shall be cumulative and not alternative.

14. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

15. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

16. Further Assurances. From and after the date of this Agreement, upon the request of the Buyer or Company, Buyer and Company shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

17. Term, Survival. This Agreement is effective from the Effective Date hereof, and shall remain in effect until all the rights and obligations of the parties hereto have been fully performed, however Sections 6(a), 6(b) and 7 shall survive this Agreement.

18. Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received:

a) if given by Telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission,

b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and

c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 18.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER	COMPANY

BELMONT PARTNERS, LLC	COMPREHENSIVE HEALTHCARE SOLUTIONS, INC.

/s/ Joseph Meuse	/s/ John Treglia
By: Joseph Meuse	By: John Treglia

Belmont/Comprehensive/Stock Purchase Agreement